News Release _________________	Exhibit 99
Arch Chemicals, Inc. 501 Merritt 7 P.O. Box 5204 Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654

Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS COMPLETES DIVESTITURE OF ITS 50 PERCENT
SHARE IN PLANAR SOLUTIONS CMP JOINT VENTURE

NORWALK, CT, November 30, 2005 -- Arch Chemicals, Inc. (NYSE:ARJ) reported completion of the previously announced divestiture of its 50 percent share in Planar Solutions to FUJIFILM Electronic Materials U.S.A., Inc., a U.S. subsidiary of Fuji Photo Film Co., Ltd., for approximately $17 million, consisting of $10 million in cash and the assumption of approximately $7 million of guarantees of the joint venture’s debt. Planar Solutions, a joint venture with Wacker Chemical Corporation for the production of chemical mechanical planarization (CMP) slurries sold to semiconductor manufacturers, has manufacturing and customer-support facilities in Adrian, Michigan, and Mesa, Arizona.

The Company expects to record a pretax gain of approximately $10 million on this transaction. The Company reported equity in earnings of $0.5 million for the nine months ended September 30, 2005 for its share in Planar Solutions.

Headquartered in Norwalk, Connecticut, Arch Chemicals is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leading market positions in Treatment and Performance Products, where they serve leading customers with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit Arch’s Web site at www.archchemicals.com.

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